Exhibit 12
                              BellSouth Corporation
                    Computation Of Earnings To Fixed Charges
                              (Dollars In Millions)


                                                             For the Six Months
                                                               Ended June 30,
                                                              2004        2005
 Earnings

 Income from continuing operations before
   provision for income taxes, minority
   interest, discontinued operations, and
   cumulative effect of accounting change                   $3,228      $2,226

 Equity in (earnings) losses of
   unconsolidated affiliates                                  (255)         12

 Portion of rental expense representative
   of interest factor                                           54          53

 Distributed income of equity affiliates                        --          --

 Interest expense                                              426         576

                                                           ---------   ---------
    Income, as adjusted                                     $3,453      $2,867
                                                           ---------   ---------


 Fixed Charges

 Interest expense                                            $ 426       $ 576

 Interest capitalized                                            2           4

 Portion of rental expense representative
   of interest factor                                           54          53

                                                            --------   ---------
    Fixed Charges                                            $ 482       $ 633
                                                            --------   ---------



                                                            --------   ---------
 Ratio of Earnings to Fixed Charges                           7.16        4.53
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